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                                                                     Exhibit 5.2



                     [LETTERHEAD OF HAYNES AND BOONE, S.C.]

                                                                 January 2, 2003

TFM, S.A. de C.V.
Av. Periferico Sur No. 4829, 4to Piso
Col. Parques del Pedregal, C.P. 14010
Delegacion Tlalpan
Mexico, D.F., Mexico

Ladies and Gentlemen:

         We have acted as special Mexican counsel to TFM, S.A. de C.V., a corporation with variable capital (SOCIEDAD ANONIMA DE CAPITAL VARIABLE) (the "COMPANY") organized under the laws of the United Mexican States ("MEXICO"), with respect to the preparation of a Registration Statement on Form F-4 (Registration Statement No. 333-102222, hereinafter, the "REGISTRATION STATEMENT") filed with the Securities and Exchange Commission (the "COMMISSION") under the Securities Act of 1933, as amended (the "ACT"), relating to an offer to exchange (the "EXCHANGE OFFER") up to U.S. $180,000,000 aggregate principal amount of its 12.50% Senior Notes due 2012 (the "EXCHANGE NOTES") for a like amount of its outstanding 12.50% Senior Notes due 2012 (the "OUTSTANDING NOTES"). The Exchange Notes and the Outstanding Notes are collectively referred to as the "NOTES". Unless otherwise defined herein, capitalized terms used in this opinion shall have the meanings set forth in the Indenture (as defined below).

         The Exchange Notes will be issued pursuant to the Indenture, dated as of June 13, 2002 (the "Indenture"), by and between the Company and The Bank of New York, as trustee. The Exchange Offer is being made pursuant to a registration rights agreement dated June 13, 2002 (the "REGISTRATION RIGHTS AGREEMENT"), between the Company and Salomon Smith Barney Inc. and J.P. Morgan Securities Inc.

         In connection herewith, we have examined the following: (i) the Registration Statement and the Prospectus; (ii) the Notice of Guaranteed Delivery and the Letter of Transmittal to be delivered in connection with the Exchange Offer; (iii) the Indenture; (iv) the forms of the Exchange Notes; and
(v) the Registration Rights Agreement. In addition, we have examined and relied on the originals or copies, certified or otherwise identified to our satisfaction, of all such corporate records of the Company and such other instruments and other persons and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

         In our examination, we have assumed, without any independent investigation or verification of any kind, the legal capacity of all relevant natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic originals of all documents submitted to us as copies. In addition, with respect to such documents, we have assumed (i) that each party to such documents (other than the Company) had the power, corporate or otherwise, to enter into and perform its obligations thereunder, (ii) the due authorization by all requisite action, corporate or otherwise, of such documents by each party thereto (other than the Company), (iii) the due execution and delivery by such parties

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(other than the Company) of such documents, and (iv) in the case of documents for which we have reviewed forms thereof, that when executed and delivered, each such document will conform in all respects to the form thereof that we have reviewed. As to questions of fact material to the opinions hereafter expressed, we have, with your consent, when relevant facts were not independently established by us, relied upon certificates of the Company or its authorized officers.

         This opinion does not cover any questions arising under or relating to the laws of any jurisdiction outside Mexico and, to the extent such laws may be relevant to any opinion expressed below, we have with your permission, but without having made any independent investigation with respect thereto, relied on the opinions to you of even date herewith of Curtis, Mallet-Prevost, Colt & Mosle LLP, with respect to the laws of the United States of America and the laws of the State of New York..

         Based upon the foregoing examination and review, we are of the opinion that:

         (i) The Company has full power and authority to perform its obligations under the Exchange Offer, and has taken all necessary corporate action to authorize the issuance, execution and delivery of the Exchange Notes.

         (ii) The Company has full power and authority to execute, deliver and perform the Indenture, and the Indenture has been duly authorized, executed and delivered by the Company.

         (iii) When the Exchange Notes have been duly and validly executed and delivered by the Company and authenticated by the Trustee in accordance with the provisions of the Indenture and issued pursuant to the Exchange Offer as contemplated in the Registration Statement, the Exchange Notes will constitute the valid and legally binding obligations of the Company, enforceable against the Company.

         This opinion is subject to the following qualifications:

         1. The enforceability of the obligations of Company under the Indenture and the Exchange Notes may be limited by statutory priorities established by tax, labor, bankruptcy, CONCURSO MERCANTIL, fraudulent transfer and similar laws affecting creditors' rights generally.

         2. Covenants made by the Company in the Indenture and the Registration Rights Agreement which are within the scope of decision of its shareholders may not be enforced through specific performance under Mexican law, but may result in an acceleration of amounts payable under the Securities if incorporated as events of default.

         3. In connection with the submission to jurisdiction provisions set forth in the Indenture, the Exchange Notes and the Registration Rights Agreement, we note that since service of process by mail does not constitute personal service under Mexican Law and since service of process is considered to be a basic procedural requirement under the laws of Mexico, if for the purposes of a legal proceeding outside Mexico service of process is made by mail or in any manner that does not constitute personal service or does not guarantee due process of law or otherwise prevents the Company from exercising its rights as defendant to be heard and to controvert the facts which

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bear on the question of right in the matter involved, then a final judgment rendered in connection with such legal proceeding may not be enforced in the courts of Mexico.

         4. In connection with the Indenture, we note that the Concession Title granted by the Ministry of Communications and Transportation (SECRETARIA DE COMUNICACIONES Y TRANSPORTES) of Mexico ("SCT") to the Company to operate the Northeast Rail Lines of the railway system of Mexico, may not be transferred to any Person without the prior authorization of the SCT therefor.

         5. Pursuant to Article 1347-A of the Commercial Code of Mexico, the courts of Mexico will recognize and enforce a final judgment of a court of competent jurisdiction of the State of New York or of the United States Federal courts sitting in the City of New York, in respect of any amounts payable by the Company under the Indenture or the Exchange Notes, provided that:

         (A) The formalities established by international treaties to which Mexico is signatory in respect to letters rogatory are complied with;

         (B) Such judgment is strictly for the payment of certain sum of money based in an IN PERSONAM legal action (as opposed to an IN REM legal action);

         (C) The foreign judge or court rendering the corresponding judgment was competent to hear and determine the case in accordance with recognized international laws and rules that are compatible with the competence rules adopted by the Commercial Code of Mexico;

         (D) The Company was served personally with respect to the legal proceeding so as to insure its due process rights and its rights to be heard and assert its defenses in such legal proceeding;

         (E) The judgment is final (RES JUDICATA) in the jurisdiction where rendered, or there is no further recourse available in such jurisdiction;

         (F) The subject matter claim or legal action in such judgment is not the subject matter of a pending claim or legal action between the same parties in a court of Mexico, that was brought before such court of Mexico, or where a letter rogatory to serve on the defendant was processed and delivered to the Ministry of Foreign Affairs of Mexico or to the authorities of the jurisdiction where such service of process is to be made, in either case, before such claim or legal action was brought in the court rendering such judgment;

         (G) The underlying obligation for which the judgment was obtained does not contravene public policy (ORDEN PUBLICO) in Mexico; and

         (H) The judgment shall comply with all requirements to be deemed authentic.

         Notwithstanding compliance with the preceding conditions, the judge may refuse to grant execution if it is proven that in the United States of America in analogous situations execution is not granted.


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         6. There are substantial differences between the United States and
Mexico with respect to the enforcement of civil remedies and criminal penalties. The enforceability in Mexico of such civil and criminal penalties as are afforded by U.S. federal securities laws is therefore uncertain. It is also uncertain whether extradition treaties now in effect between the United States and Mexico would subject the directors and officers of the Company to effective enforcement of the criminal penalties of such laws since, as of the date hereof, we know of no precedent for such enforcement.

         7. In the event that proceedings are brought in Mexico seeking performance of Company's obligations in Mexico, pursuant to Article 8 of the Mexican Monetary Law (LEY MONETARIA DE LOS ESTADOS UNIDOS MEXICANOS), the Company may discharge its obligations by paying any sums due in a currency other than Mexican currency, in Mexican currency, at the rate of exchange prevailing in Mexico on the date when payment is made.

         8. Provisions of the Indenture, the Registration Rights Agreement and the Exchange Notes granting discretionary authority to the parties thereto cannot be exercised in a manner inconsistent with relevant facts nor defeat any requirements from a competent authority to produce satisfactory evidence as to the basis of any determination. In addition, under Mexican law, the Company will have the right to contest in court any notice or certificate purporting to be conclusive and binding.

         9. In connection with the Indenture and the Exchange Notes, please be advised that an obligation to pay interest on interest is currently unenforceable under the laws of Mexico.

         We hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement and to the reference to our name in the Registration Statement and in the related Prospectus under the caption "Legal Matters" and on the back cover page of such Prospectus. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under
Section 7 of the Act, or the rules and regulations of the Commission thereunder.

         This opinion (1) is furnished by us as Mexican counsel to the Company, and may not be relied on by third parties, other than by Curtis, Mallet-Prevost, Colt & Mosle LLP, New York counsel to the Company, except with our prior written consent, (2) is rendered as of the date hereof, and we undertake no, and hereby disclaim any kind of obligation to advise you of any changes for any new developments that might affect any matters or opinions set forth herein, and (3) is limited to the matters and opinions stated herein and no opinions may be inferred or implied beyond the matters and opinions expressly stated herein.



         Very truly yours,

         /s/ Haynes and Boone, S.C.
         --------------------------

         Haynes and Boone, S.C.